Exhibit 21

LIST OF SUBSIDIARIES OF

HORIZON TECHNOLOGY FINANCE CORPORATION

AS OF 12/31/2018

Compass Horizon Funding Company LLC — Delaware Limited Liability Company

Horizon Credit II LLC — Delaware Limited Liability Company

HSBG LLC — Delaware Limited Liability Company